Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces
Second Quarter 2007 Results

BOSTON, Massachusetts, May 15, 2007 — National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the second quarter ended March 31, 2007.

On June 29, 2006, management and Vestar Capital Partners V, L.P. acquired the Company (the “Merger”).  The Merger was accounted for as a purchase under SFAS 141, Business Combinations.  The term “successor” refers to the Company following the acquisition and related transactions on June 29, 2006, and the term “predecessor” refers to the Company prior to these transactions.

Second Quarter Results

Revenues for the quarter ended March 31, 2007 were $227.2 million, an increase of $35.8 million, or 18.7%, compared to revenues for the quarter ended March 31, 2006.  Approximately $22.5 million of the revenue increase was related to several acquisitions that closed during the last three quarters of fiscal 2006 and the first two quarters of fiscal 2007.  Excluding the revenue growth from these acquisitions, revenues increased $13.3 million, or 7.1%.  Approximately $9.7 million of this increase was due to census and rate increases in our existing programs.  The remaining increase of $3.6 million was due to revenues derived from new programs that began operations during the last three quarters of fiscal 2006 and the first two quarters of fiscal 2007.

Income from operations for the quarter ended March 31, 2007 was $14.2 million, an increase of $0.4 million, or 2.9%, compared to income from operations for the quarter ended March 31, 2006.  The operating margin was 6.2% for the quarter ended March 31, 2007, a decrease from 7.2% for the quarter ended March 31, 2006.  The decrease in operating margin is primarily due to the increase in depreciation and amortization resulting from the increase in fair value of fixed assets and intangible assets recorded in connection with the Merger.

Net income for the quarter ended March 31, 2007 was $0.3 million compared to net income of $3.4 million for the quarter ended March 31, 2006.   The decrease in net income is primarily due to the increase in interest expense of $4.8 million in the quarter ended March 31, 2007 compared to the quarter ended March 31, 2006.  The increase in interest expense resulted from an increase in debt and a higher weighted average interest rate under the new credit facility and senior subordinated notes issued in June 2006.

Adjusted EBITDA(1) for the quarter ended March 31, 2007 was $26.7 million, an increase of $6.4 million, or 31.3%, over Adjusted EBITDA for the quarter ended March 31, 2006.

(1)             Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses. A reconciliation of Adjusted EBITDA to net income is provided on page 3.

Year-to-Date Results

Revenues for the six months ended March 31, 2007 were $447.5 million, an increase of $71.7 million, or 19.1%, compared to revenues for the six months ended March 31, 2006.  Approximately $46.2 million of this increase relates to acquisitions that closed during fiscal 2006 and the first two quarters of fiscal 2007. Excluding the revenue growth from these acquisitions, revenues increased $25.5 million, or 6.9%, from the six months ended March 31, 2006. Approximately $19.1 million of this increase was due to census and rate increases in our existing programs. The remaining increase of $6.4 million was derived from new programs that began operations during fiscal 2006 and the first two quarters of fiscal 2007.

Income from operations for the six months ended March 31, 2007 was $27.2 million, a decrease of $0.4 million compared to income from operations for the six months ended March 31, 2006.  The operating margin was 6.1% for the six months ended March 31, 2007, a decrease from 7.4% for the six months ended March 31, 2006.  The decrease in operating margin is primarily due to the increase in depreciation and amortization resulting from the increase in fair value of fixed assets and intangible assets recorded in connection with the Merger.

Net income for the six months ended March 31, 2007 was $0.4 million compared to net income of $7.5 million for the six months ended March 31, 2006.   The decrease in net income is primarily due to the increase in interest expense of $10.5 million.  The increase in interest expense resulted from an increase in debt and a higher weighted average interest rate under the new credit facility and senior subordinated notes issued in June 2006.

Adjusted EBITDA for the six months ended March 31, 2007 was $52.1 million, an increase of $12.4 million, or 31.2%, over Adjusted EBITDA for the six months ended March 31, 2006.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families, and persons with acquired brain injury.  The MENTOR Network’s customized services offer its clients, as well as the payers of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 36 states.

* * * * * * * * * * *

From time to time, we may make forward-looking statements in our public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding Forward-Looking Statements and Risk Factors included in our filings with the Securities and Exchange Commission.

Selected Financial Highlights
($ in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2007 (Successor)	March 31, 2006 (Predecessor)	March 31, 2007 (Successor)	March 31, 2006 (Predecessor)
Statement of Operations Data:
Net revenues	$227,223	$191,464	$447,536	$375,805
Cost of revenues	170,719	145,894	336,809	285,007
Gross profit	56,504	45,570	110,727	90,798

General and administrative expenses	30,088	25,542	58,961	51,462
Depreciation and amortization	12,222	5,633	24,540	11,079
Transaction costs.	—	599	—	599
Income from operations	14,194	13,796	27,226	27,658
Management fee of related party	(214)	(72)	(438)	(135)
Other expense, net	(334)	(54)	(319)	(58)
Interest income	305	216	536	449
Interest expense	(12,628)	(7,855)	(25,474)	(14,964)

Income before provision for income taxes	1,323	6,031	1,531	12,950
Provision for income taxes	1,035	2,584	1,098	5,491
Net income	$288	$3,447	$433	$7,459

	Three months ended		Six months ended
	March 31, 2007 (Successor)	March 31, 2006 (Predecessor)	March 31, 2007 (Successor)	March 31, 2006 (Predecessor)
Additional financial data:
Program rent expense(2)	$5,341	$4,226	$10,495	$8,164
Adjusted EBITDA(3)	$26,692	$20,323	$52,127	$39,717

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2007 (Successor)	March 31, 2006 (Predecessor)	March 31, 2007 (Successor)	March 31, 2006 (Predecessor)
Reconciliation from Net Income to Adjusted EBITDA:
Net income	$288	$3,447	$433	$7,459
Provision for income taxes	1,035	2,584	1,098	5,491
Interest income	(305)	(216)	(536)	(449)
Interest expense	12,628	7,855	25,474	14,964
Depreciation and amortization	12,222	5,633	24,540	11,079
Management fee of related party(4)	214	72	438	135
Loss on disposal of property and equipment	331	85	401	97
Transaction costs	—	599	—	599
Stock-based compensation(5)	279	264	279	342
Adjusted EBITDA(3)	$26,692	$20,323	$52,127	$39,717

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance.  Adjusted EBITDA represents income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses.  A reconciliation of net income to Adjusted EBITDA is presented in the table above.  Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or U.S. GAAP.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)

	As of
	March 31, 2007 (Successor)	September 30, 2006 (Successor)
	(Unaudited)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$10,949	$29,015
Working capital(6)	50,377	55,423
Total assets	993,199	1,000,665
Total debt	517,741	520,365
Shareholders’ equity	$249,688	$248,868

	Six Months Ended
	March 31, 2007 (Successor)	March 31, 2006 (Predecessor)
Other Financial Data (Unaudited):

Cash flows provided by (used in):
Operating activities	$15,868	$24,384
Investing activities	(29,429)	(14,710)
Financing activities	(4,505)	(9,406)

Purchases of property and equipment	$5,960	$6,214
Cash paid for acquisitions, net of cash received	$24,666	$8,839

(2)             Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.

(3)             Adjusted EBITDA represents income before interest expense and interest income, income taxes, depreciation and amortization and certain non-operating and one-time expenses.

(4)             Represents management fees paid to Vestar for the three and six months ended March 31, 2007, and to Madison Dearborn for the three and six months ended March 31, 2006.

(5)             Represents non-cash stock-based compensation.

(6)             Working capital is calculated by subtracting current liabilities from current assets.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

-END-